Exhibit 99.1

Greatbatch, Inc. Elects Anthony P. Bihl III to its Board of Directors

CLARENCE, N.Y.--(BUSINESS WIRE)--October 14, 2011--Greatbatch, Inc. (the “Greatbatch”) (NYSE: GB) announced that Anthony P. Bihl III has been elected to its Board of Directors. Mr. Bihl also will serve on the Board’s Corporate Governance & Nominating and Technology Development & Innovation Committees.

“We would like to welcome Tony Bihl to our Board of Directors,” said Bill R. Sanford, Greatbatch’s Chairman. “He has an impressive medical industry background, and his extensive executive and board experience in an expanding business environment will be especially beneficial to Greatbatch.”

“I look forward to working together with Tony and the other Greatbatch Board members to deliver increased value for our stockholders,” commented Thomas J. Hook, President & Chief Executive Officer of Greatbatch. “His knowledge and insights will make a significant contribution to our company.”

Mr. Bihl brings over 25 years of experience in the medical device industry, in operations, finance and general management roles. He is currently Group President AMS, a subsidiary of Endo Pharmaceuticals, which acquired American Medical Systems Holdings (“AMS”) in June 2011. Prior to the acquisition by Endo, he was Chief Executive Officer and a director of AMS, a company engaged in developing and delivering medical technology solutions to physicians treating men’s and women’s pelvic health conditions. Mr. Bihl served as Chief Executive Officer of Siemens Medical Solutions’ Diagnostics Division from January to November 2007, and as President of the Diagnostics Division of Bayer HealthCare from 2004 through 2006. Prior to that, he served in a number of operations and finance roles at Bayer Healthcare and over a 20-year career at E.I. DuPont.

Mr. Bihl also is a director of Spectral Diagnostics, Inc., a Canadian company that develops products for the diagnosis and treatment of severe sepsis and septic shock.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets.

CONTACT:
Greatbatch, Inc.
Marco F. Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com